*** CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED PORTIONS HAVE BEEN PRIMARILY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ***

                            MASTER LICENSE AGREEMENT

     MASTER LICENSE AGREEMENT dated as of this 30th day of June, 1995 by and between qad, inc., a California corporation with a principal place of business of 6450 Via Real, Carpinteria, California 93013 ("qad") and Progress Software Corporation, a Massachusetts corporation with a principal place of business of 14 Oak Park, Bedford, Massachusetts ("PSC").

     WHEREAS, qad and PSC entered into a Value Added Reseller Agreement dated as of March 15, 1993, a Master VAR Amendment to the Agreement dated as of March 15, 1993, and a Second Amendment to the Value Added Reseller Agreement dated August ___, 1994 (the "Second Amendment") pursuant to which, among other things, qad obtained from PSC certain limited rights to use certain of the PROGRESS -Registered Trademark- products of PSC (the "Second Amendment License") (collectively, the "VAR Agreement");

     WHEREAS, qad has obtained the right to use certain of the PROGRESS -Registered Trademark- products of PSC in accordance with the terms and conditions of the PSC shrinkwrap license agreement (the "Shrinkwrap License");

     WHEREAS, qad and PSC entered into a Software Products License Agreement dated as of June 8, 1995 (the "Limited qad License") pursuant to which PSC obtained from qad certain limited rights for a six (6) month period to use certain of the MFG/PRO-Registered Trademark- products of qad;

     WHEREAS, PSC distributes the PROGRESS-Registered Trademark- products, consisting of a fourth generation language and relational database management system, owned and/or licensed by PSC;

     WHEREAS, qad distributes the MFG/PRO-Registered Trademark- products, consisting of a set of fully integrated manufacturing, distribution and financial management products, owned and/or licensed by qad and the PROGRESS -Registered Trademark- products owned and/or licensed by PSC;

     WHEREAS, qad desires to license MFG/PRO-Registered Trademark- to PSC and PSC desires to license PROGRESS-Registered Trademark- to qad on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.     CERTAIN DEFINITIONS

     1.1 "qad Products" means the software programs, identified on EXHIBIT A (as such exhibit is updated from time to time as reflected by the currently available software programs made available by qad), presently or in the future made commercially available by qad, in Object Code and Source Code form distributed by qad under the MFG/PRO-Registered Trademark- trademark or any successor thereto (including those qad Products licensed by PSC pursuant to the Limited qad License), including, but not limited to, any and all Documentation and any and all Updates or New Releases. "qad Products" shall not include any Restricted Software.

     1.2 "PSC Products" means the software programs, identified on EXHIBIT A (as such exhibit is updated from time to time as reflected by the currently available software programs made available by PSC), presently or in the future made commercially available by PSC, in Object Code form (or in Source Code form in the event PSC makes Source Code commercially available) distributed by the Enterprise Division of PSC under the PROGRESS-Registered Trademark- or any successor thereto (including those PSC Products licensed by qad pursuant to the Second Amendment License and the Shrinkwrap License), any and all Documentation and any and all Updates or New Releases. "PSC Products" shall not include any Restricted Software.

     1.3 "Software" means the PSC Products as licensed to qad by PSC or the qad Products as licensed to PSC by qad. "Software" shall not include any Restricted Software.

     1.4 "New Release" means any modification or addition to the Software that changes the overall utility or functional capability.

     1.5 "Update" means any modification or addition to the Software that fixes bugs or provides minor functionality enhancements and does not change overall utility, functional capability or application of the Software.

     1.6 "Documentation" means the generally available user manuals for the Software and the technical support bulletin accompanying currently available commercial versions of Software.

     1.7 "Object Code" means a copy of the Software or portions thereof in which the Source Code of the Software has been converted or translated into the machine language of the computer with which it is intended to be used.

     1.8 "Source Code" means a copy of the Software or portions thereof written in a programming language employed by computer programmers which must be translated into the language of a machine before it can be executed.

     1.9 "User" means PSC and any and all Subsidiaries of PSC, to the extent it holds a license to use the qad Products and qad and any and all Subsidiaries of qad to the extent it holds a license to use the PSC Products.

     1.10 "Licensor" means PSC to the extent it is acting as the licensor of the PSC Products to qad and qad to the extent it is acting as the licensor of the qad Products to PSC.

     1.11 "Software Administrator" means the person or persons, identified in EXHIBIT C (as such exhibit may be updated from time to time by written notice to the other party), performing the functions enumerated herein.

     1.12 "Derivative Work" means a revision, modification, translation, abridgment, condensation, expansion, or any recasting, transformation, or adaptation of the Source Code.

     1.13 "License" means the right to use the Software at User's facilities in accordance with the terms and conditions as granted by Sections 2.1 and 2.2 hereof and as set forth herein, provided, User may not use the Software in connection with any service bureau, facilities management or any other Software rental arrangement.

     1.14 "Subsidiary" means a direct or indirect subsidiary corporation of qad in which qad holds more than a 50% equity interest and which are identified on EXHIBIT B, as such exhibit is updated from time to time by written notice to PSC, and a direct or indirect majority owned subsidiary corporation of PSC in which PSC holds more than a 50% equity interest and which are identified on EXHIBIT B, as such exhibit is updated from time to time by written notice to qad.

     1.15 "Restricted Software" means any software programs or products, whether presently or in the future made commercially available by PSC or qad, which are subject to an agreement with a third party licensor or licensors subjecting such software programs or products to a license fee or royalty due to a third party licensor in the event such software programs or products are licensed.

     2.     LICENSES

     2.1 qad, as Licensor, grants to PSC, as User, and PSC, as User, accepts from qad, as Licensor, a royalty-free, worldwide, perpetual, non-transferable, non-exclusive right and license, unlimited as to number of users, number of languages and class of machine, to use qad's Products for PSC's internal information management and internal data processing purposes and to create Derivative Works for PSC's internal information management and internal data processing purposes.

     2.2 PSC, as Licensor, grants to qad, as User, and qad, as User, accepts from PSC, as Licensor, a royalty-free, worldwide, perpetual, non-transferable, non-exclusive right and license, unlimited as to number of users, number of languages and class of machine, to use and display PSC's Products for qads internal information management and internal data processing purposes and for use in connection with qad's efforts to develop, market, distribute and license the qad Products, including, but not limited to, development, internal and external training, technical support and sales demonstrations of the qad Products.

     2.3 User acknowledges that Licensor or its licensor retain all title, copyright and other proprietary rights in and to the Software and that User will obtain only such rights to use the Software as are expressly provided herein.

     2.4 Each party shall identify in writing to the other any Restricted Software. In the event that a User desires to license the Restricted Software, Licensor shall license such Restricted Software to the User on terms and conditions at least as advantageous as the most advantageous terms and conditions Licensor has licensed the Restricted Software to any other party.

     2.5 qad's obligations arising out of the VAR Agreement shall continue unabated, including, but not limited to, qad's "Cumulative Purchase" obligations as such are defined in the Second Amendment. The parties agree that a breach of qad's obligations under the VAR Agreement shall not constitute a breach of qad's obligations under this Agreement. Section 2 of the Second Amendment shall be superseded by the terms and conditions of this Agreement.

     3.     LICENSE TERM

     3.1 The Term of any License to use the Software granted hereunder begins on "Delivery". "Delivery" occurs on the date the Software is delivered to the carrier for shipment or, if delivered in person, when delivered.

     4.     DELIVERY; PAYMENT; TAXES

     4.1 Promptly upon execution of this Agreement, Licensor shall deliver to the Software Administrator a master copy of the Software (by compact disk or other media for installation on the User's computers) and Documentation, and, from time to time, promptly upon the availability thereof, Licensor shall deliver to the Software Administrator a master copy of any and all Updates and New Releases. Notwithstanding the restriction on reproduction contained in
Section 5.2 hereof, Software Administrator shall be responsible for and may reproduce and distribute the Software within Licensor's organization. All shipments of Software shall be F.O.B. Licensor's facility and uninsured, unless User requests in writing that Licensor obtain insurance on its behalf. User shall pay all shipping, handling, insurance and media reproduction costs.

     4.2 Promptly upon execution of this Agreement, in consideration of the license granted herein, PSC shall pay to qad a one-time fee of [*].

     4.3 All sales, use, personal property, withholding or other taxes relating to this Agreement shall be paid by User, except for taxes based on Licensor's net income.


[*] Confidential information omitted.

     4.4 Notwithstanding any provisions to the contrary that might be set forth in a purchase order, the pre-printed terms and conditions on the face and reverse side of a purchase order shall not apply to or become part of the purchase order.

     5.     NON-DISCLOSURE; COPIES; REPORTS

     5.1 User acknowledges that Software is the valuable proprietary and trade secret information of Licensor. User shall (i) limit use and disclosure of Software to its employees and to its consultants who agree to be bound by the terms of this Agreement; (ii) not provide or disclose any Software to another party; (iii) take all reasonably precautions to maintain the confidentiality of the Software.

     5.2 User shall not alter, reverse engineer, decompile, or copy any Software, except that User may reproduce machine readable object code portions for back-up purposes and implementation of new releases and User may reproduce Source Code portions, if any, for back-up purposes and implementation of new releases. All titles, trademarks, copyright notices and other proprietary markings must be reproduced on all permitted copies if any have been permitted by Licensor. User shall not remove any copyright or proprietary rights notice or identification which indicates Licensor ownership from any part of the Software, it being expressly understood and agreed that the existence of such copyright notice should not be construed as an admission or presumption that publication of the Software has occurred. User may copy, in whole or in part, any Documentation. Additional Documentation is available for a separate fee.

     5.3 It is understood that User is entitled to disclose the Software to its customers on condition that such customers shall be bound by the same commitment undertaken under this Article.

     5.4 Periodically, on reasonable request, the disclosing party may require the receiving party to furnish information relating to the receiving party's efforts to protect the disclosing party's trade secrets. The receiving party agrees to allow the disclosing party access to the receiving party's computer systems during normal business hours to verify appropriate protection of such trade secrets and usage of the Software; provided, that any such information obtained as a result of such access shall be deemed to be confidential information pursuant to the restrictions of Article 12 hereof.

     5.5 Because of the unique and proprietary nature of the Software, it is understood and agreed that Licensor's remedies at law for a breach by User of its obligations under Sections 5.1, 5.2 and 5.3 will be inadequate and that Licensor shall, in the event of any such breach, be entitled to equitable relief (including without limitation provisional and permanent injunctive relief and specific performance) in addition to all other remedies provided under this Agreement or available to Licensor at law.

     5.6 Within fifteen (15) days of each six month anniversary of the date hereof, User shall deliver to the Licensor a report identifying the geographic location of each copy of the Software for the User's internal information management and internal data processing purposes, the classification of the machines on which the software is in use and the number of users of such Software on such machines (the "Biannual Usage Report"). Notwithstanding the foregoing, qad shall not be obligated to include information related to use of the Software for sales demonstration purposes on any Biannual Usage Report.

     6.     MAINTENANCE SUPPORT AND OTHER SERVICES

     6.1 User shall receive, free of charge, for a period of seven (7) years, maintenance services, as then currently being offered by Licensor. Licensor's current maintenance services include the following: access to Licensor's telephone support number for consultation by User. Availability shall be consistent with Licensor's then current practice. At this time, telephone consultation is for the installation and use of the current release of the Software. At the end of such seven (7) year period, qad and PSC shall review such maintenance service arrangement and determine whether to renew such arrangement and the terms of any such renewed arrangement.

     6.2    User shall designate and identify to Licensor the location of three
(3) centralized User help organizations. User shall designate primary and secondary internal maintenance support personnel who shall be responsible for supporting the Software within User's organization and for obtaining maintenance support from Licensor. User's primary and secondary internal maintenance support personnel shall be the only User personnel who obtain maintenance support from Licensor. The location of the centralized User help organizations and the primary and secondary internal maintenance support personnel are identified on EXHIBIT D attached hereto, as such exhibit
may be updated from time to time by written notice to the other party.   If,
after reasonable efforts, any maintenance support personnel is unable to resolve any problem relating to the Software, such personnel may contact Licensor to assist providing support services.

     6.3 Any maintenance support obtained by User from an agent of Licensor, excluding any Subsidiary of Licensor, shall be subject to any terms and conditions agreed to by User and such agent. The parties acknowledge that any maintenance support services obtained from any agent of Licensor and outside of the terms and conditions of this Agreement.

     6.4 The parties acknowledge that any services, other than maintenance support services, are outside of the terms and conditions of this Agreement and any party desiring to obtain such services from the other party may obtain such services from the other party at such party's standard rates.

     7.     SUBSIDIARIES

     7.1 User shall be the guarantor of the obligations of any and all its Subsidiaries which use the Software pursuant to the terms and conditions of this Agreement.

     8      DOUBLE BYTE ENABLEMENT

     8.1 During the twelve (12) month period subsequent to the date hereof, PSC shall assign two developers to advance the double byte enablement technology of the PSC Products. Representatives of qad and PSC shall meet in July, 1995 to establish priorities for the advancement of the double byte enablement technology and thereafter in each quarterly period during such twelve (12) month development period, representatives of qad and PSC shall meet to review the progress of the advancement of the double byte enablement technology and to revise, if necessary, the priorities established for such double byte enablement.

     8.2 Notwithstanding the foregoing, PSC shall use efforts as determined appropriate by PSC and consistent with PSC product strategy to advance the double byte enablement technology of the

PSC Products and notwithstanding any involvement of qad in establishing priorities for the advancement of the double byte enablement technology, qad agrees that qad shall have no right or interest in or to the double byte enablement technology or to any PSC Products containing such technology, nor shall qad's involvement entitle qad to any special terms or discount in connection with qad's purchase of double byte enabled PSC Products.

     9.     PATENT AND COPYRIGHT INDEMNIFICATION

     9.1 LICENSOR SHALL DEFEND, INDEMNIFY AND HOLD USER HARMLESS FROM AND AGAINST ANY CLAIM BASED ON AN ALLEGATION THAT THE SOFTWARE INFRINGES A PATENT OR COPYRIGHT, BUT ONLY IF (I) LICENSOR IS NOTIFIED PROMPTLY IN WRITING OF SUCH CLAIM AND IS GIVEN SOLE CONTROL OF THE DEFENSE THEREOF AND OF ALL RELATED SETTLEMENT NEGOTIATIONS RELATING THERETO, AND (II) USER HAS INSTALLED ALL UPDATES AND NEW RELEASES IF SUCH UPDATED AND NEW RELEASES WOULD REMEDY ANY INFRINGEMENT CLAIM. NOTWITHSTANDING THE FOREGOING, LICENSOR SHALL NOT BE LIABLE TO USER FOR ANY CLAIM ARISING FROM OR BASED UPON THE ALTERATION OR MODIFICATION OF ANY OF THE SOFTWARE. THE PROVISIONS OF THIS SECTION STATE THE SOLE, EXCLUSIVE AND ENTIRE REMEDY OF THE USER, WITH RESPECT TO ANY CLAIM OF PATENT OR COPYRIGHT INFRINGEMENT BY ANY SOFTWARE.

     Notwithstanding the foregoing, if Licensor reasonably determines that User's use of the Software is likely to be enjoined by reason of infringement or if Licensor reasonably determines that the Software is likely to become the subject of a claim of infringement, Licensor may, in its sole reasonable judgement, procure for User the right to continue using the Software or replace or modify the Software so that it becomes non-infringing (without degrading the performance characteristics of the Software).

     10.    LIMITED WARRANTY

     10.1 LICENSOR WARRANTS SO LONG AS USER IS ENTITLED TO RECEIVE MAINTENANCE SUPPORT OR HAS PAID THE APPROPRIATE FEE AND IS RECEIVING MAINTENANCE SUPPORT, THE SOFTWARE WILL PERFORM SUBSTANTIALLY IN ACCORDANCE WITH THE DOCUMENTATION IN ALL MATERIAL ASPECTS.

     10.2 OTHER THAN THE LIMITED WARRANTY SET FORTH ABOVE, LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF THE SOFTWARE OR AS TO ANY SERVICE PROVIDED BY LICENSOR.

     10.3 TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXCLUDED.

     11.    LIMITATION OF LIABILITY

     11.1 The liability of Licensor, if any, for damages relating to any Software or services hereunder shall be limited to [ * ] and shall in no event include incidental or consequential damages of any kind even if Licensor has been advised of the possibility of such damages. The foregoing limitation of liability shall not apply to Licensor's defense and indemnification obligations set forth in Article 9 hereof.

     12.    CONFIDENTIALITY

     12.1 It is recognized that each party under this Agreement may make available to the other confidential information related to the business of such party. Confidential information may include in any form, but is not limited to, processes, formulae, specifications, programs, instructions, source code for operating system-dependent routines, technical know-how, methods and procedures of operation, benchmark test results, business or technical plans and proposals; provided that such confidential information is (a) disclosed in written or tangible form clearly marked as being confidential or (b) disclosed orally, provided any such disclosure is summarized and identified as being confidential in a writing delivered to the receiving party within 10 days of disclosure. Except as required by law, regulation or legal process, it is agreed that confidential information made available by one party to another party under this Agreement shall: (a) be kept confidential by the receiving party; (b) be treated by the latter in the same way as it treats confidential information generated by itself; (c) not be used by the receiving party otherwise than in connection with the implementation of this Agreement: and (d) be divulged to such of the receiving party's personnel only as have a need to know and have undertaken to keep confidential information secret. Each party agrees to use all reasonable steps to ensure that


[*] Confidential information omitted.

the other party's confidential information is not disclosed by its employees or agents in violation of the provisions of this Article. The parties agree that the non-disclosure obligations of either party with respect to the Software shall be governed by the terms of Article 5 hereof.

     12.2 The commitments pursuant to Section 12.1 shall continue during the term of this Agreement and survive the termination of this Agreement for five
(5) years. These commitments shall cease if, but only to the extent that, confidential information: (a) is or becomes generally known or available to the public at large through no act or omission of the receiving party prior to the disclosure or has thereafter been furnished to the receiving party without restrictions as to disclosure or use; or (c) can be demonstrated, subsequent to disclosure, to be independently developed by the receiving party without use of any confidential information received from the disclosing party.

     13.    MODIFICATION RIGHTS

     13.1 Licensor may provide some portions of Software in Source Code form and other portions in Object Code form. User may modify the Source Code. User may not modify any portion of the Object Code. User may not use Software without Object Code modules. The Object Code may contain license number, date of license and other license information. This information is placed in the Object Code portions to prevent unauthorized and unlicensed distributions of the Software. User may not subvert or change any of this information.

     13.2 The parties hereby agree that the ownership of all intellectual property rights embodied in, or by and Derivative Works created by, or for, User under this Agreement, shall vest solely in Licensor. User hereby assigns all right title and interest in all such Derivative Works to Licensor.

     13.3 Licensor hereby grants User a non-exclusive, non-transferable, royalty free license to use any Derivative Works created by, or for, Use in accord with the terms and conditions of this Agreement.

     14.    ACCESS TO SOURCE CODE

     14.1 Licensor undertakes to deposit a copy of the latest version of the Software (including Updates thereto and New Releases thereof) and all documentation required for the maintenance and modification of the Source Code with the escrow agent.

     14.2 All rights and Licenses granted under or pursuant to this Agreement by Licensor to User, including, but not limited to the right and license to the Source Code granted pursuant to this Article 14, are, and shall otherwise be deemed to be, for purposes of Sections 365(n) of the United States Bankruptcy Code, as now constituted or hereinafter amended (the "Bankruptcy Code"), licenses or rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. Licensor agrees that User, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Licensor further agrees that, (a) in the event of the commencement of a bankruptcy proceeding by or against Licensor under the Bankruptcy Code, which proceeding is not dismissed within sixty (60) days, User shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to User (i) upon written request therefor by User, unless Licensor elects to continue its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of the Agreement by or on behalf of Licensor upon request therefor by User and (b) in the event that Licensor fails to provide a material maintenance obligation to which User is entitled after receiving written notice from User and reasonable opportunity to cure, User shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to User upon written request therefor by User. User shall have a non-exclusive, worldwide right and license to use and modify the Source Code for purposes of maintenance and support of the Software. The parties agree that any Software Escrow Agreement, pursuant to which User is a beneficiary, is an agreement supplementary to this Agreement.

     14.3 If the escrow agent or Licensor shall terminate the software escrow agreement for any reason. Licensor hereby agrees to appoint another escrow agent within a reasonable period of time.

     15.    TERMINATION AS TO SUBSIDIARIES

     15.1 This Agreement shall terminate with respect to any Subsidiary in the event the User ceases to hold more than 50% equity interest in a subsidiary corporation or in the event of the acquisition of substantially all of the assets or the acquisition of a majority of the outstanding voting stock of a Subsidiary by means of merger, consolidation or otherwise with any other party which is not also a Subsidiary of User or any assignment, sublicense, sale, mortgage, or pledge by a Subsidiary of any License or Software (the "Acquired Subsidiary"); provided, that such Acquired Subsidiary shall be entitled to use the Software in its possession at the user levels, the machine classifications, location and the languages in use as reported in the Biannual Usage Report immediately preceding the date of consummation of the transaction upon execution of Licensor's then current end-user license agreement.

     15.2 User's guaranty obligation set forth in Section 7.1 hereof shall terminate upon execution of an end-user license agreement by an Acquired Subsidiary.

     15.3 An Acquired Subsidiary shall not receive any upgrade credit for any Software licensed from Licensor.

     15.4 An Acquired Subsidiary's right to obtain maintenance support pursuant to the terms and conditions of this Agreement shall cease upon the date such Subsidiary becomes an Acquired Subsidiary. Licensor shall offer to such Acquired Subsidiary the right to obtain maintenance support from Licensor at Licensor's standard rates.

     16.    ACQUISITIONS

     16.1 Subject to this Article 16, this Agreement and each License granted hereunder shall be binding upon PSC's and qad's successors or assigns, as the case may be.

     16.2 As used in this Article 16, the following terms shall have the following meanings:

            (a) "Seller" shall mean either PSC or qad depending upon whether PSC or qad is the subject of an Acquisition Transaction.

            (b) "Acquisition Transaction" shall mean the acquisition of substantially all of the assets or the acquisition of a majority of the outstanding voting stock of Seller by means of a merger, consolidation or otherwise with any other party or any assignment, sublicense, sale, mortgage, or pledge by a Seller of any License or Software.

            (c) "Acquiring Party" shall mean the party acquiring the Seller or a controlling equity interest in Seller or the assets of Seller or any party acquiring any License or Software by means of assignment, sublicense, sale mortgage, or pledge.

     16.3 In the event of an Acquisition Transaction, Seller shall be entitled to use the Software in its possession at the user levels, the machine classifications, location, and the languages in use as reported in the Biannal Usage Report immediately preceding the date of consummation of the transaction upon execution of Licensor's then current end-user license agreement. In no event shall the Acquiring Party or any direct or indirect subsidiary corporation of the Acquiring party (other than the Seller and any Subsidiary at the time of the Acquisition Transaction) be permitted to use the Software unless such Acquiring Party or any direct or indirect subsidiary corporation of the Acquiring Party executes a user agreement with the Licensor of such Software and pays to such Licensor any and all applicable user fees.

     16.4 A Seller shall not receive any upgrade credit for any Software licensed from Licensor.

     16.5 A Seller's right to obtain maintenance support pursuant to the terms and conditions of this Agreement shall cease upon the occurrence of an Acquisition Transaction. Licensor shall offer to such Seller the right to obtain maintenance support from Licensor at Licensor's standard rates.

     17.    TERMINATION

     17.1 A License granted under this Agreement shall remain in effect for its full term unless terminated if either party as a User is adjudicated as bankrupt under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or upon assignment of a receiver, liquidator, assignee, trustee, custodian (or similar official) of either party as a User to this Agreement or any substantial part of their properties, or ordering the winding-up of or liquidation of the affairs of either of the parties to this Agreement as a User or if either party ceases business operations, the other party as a Licensor shall be entitled at its own discretion to terminate any License granted under this Agreement forthwith by written notification to the User.

     17.2 If a Subsidiary is adjudicated as bankrupt under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or upon assignment of a receiver, liquidator, assignee, trustee, custodian (or similar official) of Subsidiary or any substantial part of its properties, or ordering the winding-up of or liquidation of the affairs of the Subsidiary or if such Subsidiary ceases business operations, the Licensor shall be entitled at its own discretion to terminate any License granted under this Agreement forthwith by written notification to the Subsidiary, and, for purposes of Section 17.1, no License shall terminate with respect to the direct or indirect parent corporation (User) of such Subsidiary.

     18.    GENERAL

     18.1 All notices required or permitted to be given under this Agreement shall be in writing and shall be sent by certified or registered mail, if to PSC to the address specified on the first page hereof, Attention: Director, Information Technology, if to qad to the address specified on the first page hereof, Attention: General Counsel, Americas Region. Either party may by such notice to the other party change such address.

     18.2 All software products used for business purposes are complex and User is solely responsible for the evaluation of its software requirements, selection of any Software to satisfy those requirements, and verification of resulting data.

     18.3 The waiver by any party of a breach or default by the other party of any provision of the Agreement shall not be construed as a waiver by such party of any succeeding breach or default by the other party of the same or another provision.

     18.4 Neither Licensor nor User shall be liable for any delay for failure to take any action required hereunder (except for payment) due to any cause beyond the reasonable control of Licensor or User as the case may be, including, but not limited to unavailability or shortages of labor, materials, or equipment, failure or delay in the delivery of vendors and suppliers and delays in transportation.

     18.5 User agrees to comply with all applicable laws concerning the export and re-export of the Software including, without limitation, the export control laws of the United States and prevailing regulations which may be issued from time to time by the United States Department of Commerce. User will not directly or indirectly export or re-export any Product without first obtaining Licensor's written approval and any necessary United States export control license. User agrees, at its own expense, to indemnify and hold harmless Licensor from any and all costs (including reasonable attorney's fees), damages and expenses incurred by or awarded against Licensor as a result of any claims demands, or actions arising out of breach of this Section.

     18.6 To the extent that any law, statute, treaty, or regulation by its terms as determined by a court, tribunal, or other government authority of competent jurisdiction, is in conflict with this Agreement, the conflicting terms of this Agreement shall be superseded only to the extent necessary by the terms required by such law, statute, treaty, or regulation. If any portion of this Agreement shall be otherwise unlawful, void, or for any reason unenforceable, then that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties. In either case, the remainder of this Agreement shall continue in full force and effect.

     18.7 Except for any announcement intended solely for internal distribution by PSC or qad or any disclosure require by legal, accounting, or regulatory requirements beyond the reasonable control of PSC or qad, all media releases, public announcements, or public disclosures (including, but not limited to, promotional or marketing material) by PSC or qad or its employees or agents relating to this Agreement or its subject matter shall be coordinated with and approved in writing by PSC and qad prior to the release thereof. The parties agree to issue a mutually agreeable press release relating to the subject matter of this Agreement. qad shall not represent directly or indirectly that any qad Products provided by qad to PSC has been approved or endorsed by PSC or include the name, trade name, trade mark, or symbol or PSC on a list of qad's customers without PSC's express written consent.

     18.8 The provisions of Sections 4.3, 5.1, and 5.2 and Article 9, 10, 11 and 18 shall survive termination of this Agreement.

     18.9 This Agreement (including the exhibits) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof, including, but not limited to, the Second Amendment License, any Shrinkwrap License and the Limited qad License.

     18.10 This Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

     18.11 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all together they constitute one and the same instrument and shall be sufficiently evidenced by any one of the executed counterparts.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by respective duly authorized representatives as set forth below.

PROGRESS SOFTWARE CORPORATION



By:  /s/ Chad Carpenter
     -------------------------
     Name:  Chad Carpenter
     Title: Senior Vice President

qad,inc.



By:  /s/ Donald R. Cast
     -------------------------
     Name: Donald R. Cast
     Title: Vice President

                                  EXHIBIT A

                        Identification of Software
                        --------------------------

PSC Products              The Software identified on the attached
                          U.S. Price Book (prices and other terms are not applicable)


qad Products              The Software identified on the attached
                          MFG/PRO Price List (prices are not applicable)


            [Attached price books and specific software and modules
                        listed therein have been omitted]